UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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SAFEGUARD SCIENTIFICS, INC.
(Name of Registrant as Specified in Its Charter)

SIERRA CAPITAL INVESTMENTS, L.P.

HORTON CAPITAL PARTNERS FUND, LP

AVI CAPITAL PARTNERS, LP

HORTON CAPITAL PARTNERS LLC

HORTON CAPITAL MANAGEMENT, LLC

MAPLEWOOD ADVISORS GP, LLC

MAPLEWOOD ADVISORS IM, LLC

MAPLEWOOD GLOBAL PARTNERS, LLC

MAPLEWOOD PARTNERS, LLC

DARREN C. WALLIS

JOSEPH M. MANKO, JR.

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Sierra Capital Investments, L.P., together with the other participants named herein (collectively, "Sierra Capital"), intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of a slate of director nominees at the 2018 annual meeting of shareholders of Safeguard Scientifics, Inc., a Pennsylvania corporation (the “Company”).

On April 6, 2018, The Philadelphia Inquirer issued the following article on the Company, which included statements from Sierra Capital’s Darren Wallis:

Safeguard CEO Zarrilli is out after shareholders rebel (Update)

Updated: April 6, 2018 — 4:18 PM EDT

by Joseph N. DiStefano, Staff Writer @PhillyJoeD | JoeD@phillynews.com

Safeguard Scientifics CEO Stephen Zarrilli and chief financial officer Jeffrey McGroarty are leaving their posts at the Radnor-based investment company, Zarrilli said in a letter Friday to tech firms Safeguard has invested in.

The moves by Zarrilli and McGroarty, who will be replaced by Safeguard colleagues, follow complaints by a group of hedge fund investors that Safeguard, which invests in small software firms, has been spending too much on its operations and borrowing too much without earning enough profit. The dissident investors had not been satisfied with Zarrilli’s plans to lay off staff and cut back on new investments.

Nor were the dissidents fully satisfied by Zarrilli’s departure, which leaves Safeguard’s board intact. Decrying what he called “scorched-earth” tactics by a Safeguard board intent on staying in power, Darren Wallis, managing partner at Safeguard shareholder Maplewood Capital LLC, said he and allied investors “are deeply disturbed how Safeguard has conducted itself throughout this entire engagement.”

Wallis is one of several investment fund managers who have called on fellow Safeguard investors to back a slate of insurgent candidates that may challenge Safeguard-backed incumbents if they run in this year’s board elections, which have not yet been scheduled, as company officials continue talking with some of the dissidents.

Wallis called the company’s CEO and CFO changes a “reactive” move by a board of directors that “needs new blood.” He added that “the new CEO has zero investment management experience,” and questioned whether the current board or newly promoted managers can run the company effectively. “We further wonder what the new CEO’s pay package will be and what the severance packages for the outgoing executives look like. When will they be disclosed?”

In his letter to Safeguard-backed companies, Zarrilli wrote: “Today, we announced a series of management changes to further align the organization and cost structure with the company’s newly announced strategy. I will be retiring from Safeguard, effective Sept. 30 of this year. Brian Sisko, who you already know, will assume the role of president and chief executive officer on July 1, and we will use the remaining three months of my tenure to help facilitate a seamless transition.

“In addition, senior vice president and chief financial officer Jeffrey McGroarty will depart from the company on June 30, and senior vice president of investor relations and corporate communications John Shave will depart thereafter at a specific date yet to be determined. David Kille, Safeguard’s corporate controller, will assume the role of chief financial officer, effective June 1, 2018. Dr. Gary Kurtzman, senior vice president and managing director, health care will remain in his role and will work closely with Brian in providing oversight of the partner companies …

“I have enjoyed working closely with you. Safeguard and I have been driven by a strong belief in your innovative business, and the new senior team led by Brian, David, and Gary will continue to work closely with you as your business advances towards milestones and your ultimate goals.”

In a separate statement sent to shareholders, Safeguard chairman Richard Rosenthal said the moves were part of a reorganization that should help shave $6 million from the company’s yearly expenses.

Safeguard, founded in the 1950s by investor Warren “Pete” Musser, bought minority positions in a series of industries, including electronics, television (he was an early backer of QVC), and the 1990s dot.com boom. Musser and investment promoters he trained were instrumental in persuading the Pennsylvania public pension systems to invest in funds they supported, though some did not result in big client profits or create many large, long-lasting companies.

Safeguard currently owns stakes in more than two dozen companies, including Old City-based retailing-software pioneer Weblinc, digital ad tech developer MediaMath, financial tech developer Transactis, and health software developer Syapse.

Rosenthal added that Safeguard’s plan for new top management “makes clear its commitment to executing on the company’s new strategy and creating a leaner and more agile organization focused on maximizing the capital that is available for distribution to shareholders. We are also confident that Brian Sisko’s mergers and acquisitions, corporate finance, and legal backgrounds, as well as his operating experience and extensive knowledge of and familiarity with Safeguard’s partner companies, make him the ideal choice to lead the organization as it pursues this strategy.”

Investors who called for Zarrilli to step down, arguing that staff cuts last winter didn’t go far enough, include Ira Lubert, a former Safeguard official who now manages more than $15 billion in real estate and other private assets, for clients including Pennsylvania’s major pension funds, SERS and PSERS.

Zarrilli is also chairman of the board at La Salle University.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Sierra Capital Investments, L.P., together with the other participants named herein (collectively, “Sierra Capital”), intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of a slate of director nominees at the 2018 annual meeting of shareholders of Safeguard Scientifics, Inc. (the “Company”).

SIERRA CAPITAL STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Sierra Capital Investments, LP (“Sierra”), Horton Capital Partners Fund, LP (“HCPF”), AVI Capital Partners, LP (“AVI”), Horton Capital Partners LLC (“HCP”), Horton Capital Management, LLC (“HCM”), Maplewood Advisors GP, LLC (“MAGP”), Maplewood Advisors IM, LLC (“MAIM”), Maplewood Global Partners, LLC (“MGP”), Maplewood Partners, LLC (“MP”), Darren C. Wallis (“Mr. Wallis”), Joseph M. Manko, Jr. (“Mr. Manko”), Russell D. Glass (“Mr. Glass”), Ira M. Lubert (“Mr. Lubert”), and Paul McNulty (“Mr. McNulty”).

As of the date hereof, Sierra owns directly 707,845 shares of Common Stock of the Company (the “Common Stock”). Pursuant to investment management agreements, HCM and MAIM maintain investment and voting power with respect to the securities held by Sierra. However, despite the delegation of investment and voting power to HCM and MAIM, HCP and MGP may be deemed to be the beneficial owners of such securities under Rule 13d-3 of the Securities Exchange Act of 1934, as amended (“Rule 13d-3”) because HCP and MGP have the right to acquire investment and voting power through termination of investment management agreements with HCM and MAIM. As of the date hereof, HCPF owns directly 33,303 shares of Common Stock. Pursuant to investment management agreements, HCM maintains investment and voting power with respect to the securities held by HCPF. However, despite the delegation of investment and voting power to HCM, HCP may be deemed to be the beneficial owner of such securities under Rule 13d-3 because HCP has the right to acquire investment and voting power through termination of investment management agreements with HCM. As of the date hereof, AVI owns directly 10,098 shares of Common Stock. Pursuant to investment management agreements, MAIM maintains investment and voting power with respect to the securities held by AVI. However, despite the delegation of investment and voting power to MAIM, MAGP may be deemed to be the beneficial owner of such securities under Rule 13d-3 because MAGP has the right to acquire investment and voting power through termination of investment management agreements with MAIM. HCM and MAIM also act as investment advisers to certain jointly managed accounts. Under investment management agreements with these jointly managed accounts, HCM and MAIM have investment and voting power with respect to 304,722 shares of Common Stock held in such managed accounts. HCP and MGP are the general partners for Sierra. MAGP is the general partner of AVI. HCP is the general partner of HCPF. Mr. Manko is the managing member of HCM and HCP. MP is the parent company of MGP, MAIM and MAGP. Mr. Wallis is the managing member of MP, MGP, MAGP, and MAIM. By reason of the provisions of Rule 13d-3, (i) each of MP, Mr. Wallis and MAIM may be deemed to beneficially own the 1,022,665 shares of Common Stock held by AVI, Sierra and the managed accounts, (ii) each of HCM and Mr. Manko may be deemed to beneficially own the 1,045,870 shares of Common Stock held by HCP, Sierra and the managed accounts, (iii) HCP may be deemed to beneficially own the 741,148 shares of Common Stock held by HCPF and Sierra, (iv) MGP may be deemed to beneficially own the 707,845 shares of Common Stock held by Sierra, and (v) MAGP may be deemed to beneficially own the 10,098 shares of Common Stock held by AVI. None of Messrs. Glass, Lubert or McNulty own any shares of Common Stock of the Company.